Prospectus Supplement No. 2 (to prospectus dated April 11, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-256518

DIGITAL MEDIA SOLUTIONS, INC.
3,015,101 Shares of Class A Common Stock

This prospectus supplement relates to the prospectus dated April 11, 2022, as supplemented thereafter (the “Prospectus”), related to the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of up to 3,015,101 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of Digital Media Solutions, Inc., a Delaware corporation (“DMS”).
This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 31, 2022, which is attached to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
The Class A Common Stock is traded on the New York Stock Exchange under the symbols “DMS.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of the Prospectus and in any applicable prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________________________________________
FORM 8-K
__________________________________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 26, 2022

__________________________________________________________________________
Digital Media Solutions, Inc.
(Exact name of Registrant as specified in its charter)
__________________________________________________________________________

Delaware	001-38393	98-1399727
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

(877) 236-8632
(Registrant’s telephone number, including area code)
__________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)
On May 26, 2022, Joseph Liner, the Chief Revenue Officer of Digital Media Solutions, Inc. (the “Company”) resigned from the Company effective as of the close of business on May 31, 2022. Mr. Liner’s departure is not the result of a disagreement with the Company regarding its operations, policies, or practices. In connection with his departure, Mr. Liner entered into an agreement (the “Agreement”) with the Company under which the Company agreed to modify the terms of his equity awards that had been granted in 2020 and 2021 such that Mr. Liner’s restricted stock units that are scheduled to vest in July 2022 and August 2022 will continue to vest through such dates. All other equity awards granted to Mr. Liner will be forfeited. The Company’s obligations under the Agreement are conditioned upon Mr. Liner’s agreement to sign a release in favor of the Company and its affiliates, and to continue to abide by certain confidentiality, non-competition and non-solicitation provisions. In addition, Mr. Liner will enter into a three-month consulting agreement with the Company pursuant to which, in exchange for certain consulting services, he (or an entity that he controls) will be entitled to a payment of $15,000 for June 2022 and $10,000 for each of July and August 2022. The foregoing description of the Agreement is not a summary of all of the terms and conditions of the Agreement and is qualified by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Description

10.1	Letter Agreement, by and between Digital Media Solutions, Inc. and Joseph Liner, dated as of May 26, 2022.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2022

Digital Media Solutions, Inc.

/s/ Anthony Saldana
Name:	Anthony Saldana
Title:	General Counsel, Executive Vice President of Legal & Compliance and Secretary